UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2008

TRIPLECROWN ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33698	20-0333311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 West Broadway, PMB 402 Jackson, Wyoming	83001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 633-2831

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Upon consummation of Triplecrown Acquisition Corp.’s initial public offering, the funds held in the trust account were deposited with JPMorgan Chase Bank. Such funds have been continuously held by JPMorgan Chase Bank and, as of September 30, 2008 the $542,762,843.78 funds are held in a trust account at JPMorgan Chase Bank, with Continental Stock Transfer & Trust Company as trustee. The per-share liquidation price as of September 30, 2008 would have been approximately $9.83 based on 55,200,000 shares outstanding on such date held by public stockholders. The foregoing amounts do not reflect (i) any increase as a result of future interest income that may be earned on such funds, (ii) any decrease as a result of future interest income earned on such funds that may be subsequently released to us in amounts up to approximately $4.9 million to fund our working capital requirements and (iii) any decrease as a result of future interest income earned on such funds that may be subsequently released to us in any amounts necessary to pay our tax obligations on such future interest income earned.

100% of the funds are invested in JP Morgan Funds 100% U.S. Treasury Securities Money Market Fund (the “Fund”). Per the Fund’s prospectus (i) the Fund invests its assets exclusively in obligations of the U.S. Treasury, including Treasury bills, bonds and notes, (ii) the Fund does not buy securities issued or guaranteed by agencies of the U.S. government, (iii) the dollar weighted average maturity of the Fund will generally be 60 days or less, and (iv) the Fund will only buy securities that have remaining maturities of 397 days or less as determined under Rule 2a-7. JPMorgan Chase Bank acts as custodian for the Fund.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2008		TRIPLECROWN ACQUISITION CORP.

	By:	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky
President